Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Current Interest of our report dated May 16, 2019, relating to the financial statements and financial highlights, which appears in John Hancock Money Market Fund’s Annual Report on Form N-CSR for the year ended March 31, 2019. We also consent to the references to us under the headings "Financial Highlights", "Policy Regarding Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 25, 2019